Exhibit 99.1

                                     [LOGO]

              RCG Companies Closes Acquisition of 1-800-CHEAPSEATS

Charlotte, NC - February 2, 2005 - RCG Companies Incorporated (AMEX: RCG), one of the largest leisure-travel tour operators in the United States, announced today that it has completed its acquisition of 100% of the outstanding shares of stock of Farequest Holdings, Inc., which owns and operates one of the leading online travel companies, 1-800-CHEAPSEATS (www.1800cheapseats.com). The transaction was first announced when the parties entered into a definitive agreement on November 30, 2004.

RCG currently owns SunTrips(R) (www.suntrips.com), one of the largest leisure tour operators in the United States. The acquisition transforms RCG from a predominantly offline tour operator into a full-service online and offline travel company. The combination of RCG's established tour operations with 1800cheapseats.com's discount airfares, large online customer base, and online reservation technology, positions RCG to be a force in the online travel industry.

1800cheapseats.com currently has more than 700,000 opt-in online subscribers. Approximately 70% of 1800cheapseats.com's business is generated online.

1800cheapseats.com will serve as an additional sale and distribution outlet for RCG's leisure tours, complementing RCG's historical distribution through its network of independent travel agents throughout the United States. 1800cheapseats.com will also have the opportunity to expand its own operations by being able to package RCG's hotel inventory with 1800cheapseats.com's existing air travel contracts.

The terms of the original definitive agreement provided for RCG to issue that number of shares of RCG common stock that would have resulted in the shareholders of Farequest owning approximately 45% of RCG's outstanding common stock at closing. Approximately $6 million of the purchase price was to be paid through the issuance of a one-year promissory note convertible into shares of RCG stock, at RCG's option, at $2 per share. This original structure also required the approval of RCG's stockholders.

In order to expedite the closing, the stock portion of the consideration was restructured to provide for the Farequest stockholders to receive 19.9% of the total outstanding common stock of RCG, plus preferred stock that is convertible into that number of common stock shares that upon conversion would provide Farequest stockholders 45% of RCG's outstanding common stock, in the aggregate, based upon the current number of shares outstanding. The preferred stock issued to Farequest stockholders will be automatically converted upon RCG stockholder approval (which will be solicited in RCG's forthcoming proxy statement in connection with its annual meeting) and a registration statement for the additional shares becoming effective.


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Farequest Holdings' Chairman, Will Goldstein, was named Chairman of RCG upon the closing. Commenting on the announcement, Mr. Goldstein stated, "This is a very exciting day for RCG. Since we announced the transaction last December, we have been anxious to close the deal so we can move forward and take advantage of the opportunities we believe exist as a result of this merger. Our management team has been in the field evaluating the operations, so we can effectively integrate and cross-sell our services. Additionally, through leveraging our technology, 1800cheapseats.com will provide the SunTrips tour business with a national footprint, as opposed to being locked into select departure cities. We have a lot of work to do, but we are committed to building this business and becoming a leader in the online and offline travel industry."

Michael Pruitt, CEO of RCG, commented, "I agree with Will that this is a great day for RCG. From the moment we were introduced, we knew that RCG and 1800cheapseats.com would make a great combination. The expanded travel offerings we can now provide to each other's customer base make the merger especially attractive."

Bryant Park Capital acted as exclusive financial advisor to Farequest Holdings, Inc. in this transaction.

About RCG Companies Incorporated

RCG Companies Incorporated (www.rcgcompanies.com) derives a majority of its revenues from its wholly owned travel service segment, Flightserv, Inc., which delivers leisure and vacation travel packages under the SunTrips(R) brand, making RCG one of the largest leisure-travel tour operators in the United States. Farequest Holdings, Inc. will also be operated as a 100% subsidiary of RCG, along with RCG's wholly owned software and information technology services unit, Logisoft Corp.

Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives, including statements regarding whether current plans to grow and strengthen the Company's business will be implemented or accomplished, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its business due to a lack of capital or an inability to identify acquisition candidates and that the Company may not realize anticipated cost savings or revenue growth opportunities associated with the acquisition of Farequest Holdings, Inc. The Company is also subject to those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, including the Company's historical losses and negative cash flow, its need for additional capital and that future financing, if available, will dilute the Company's current common stockholders. Additionally, forward-looking statements concerning the performance of the travel and leisure industry are based on current market conditions and risks, which may change as the result of certain regulatory, political or economic events, a shift in consumer travel preferences, as well as those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, which could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

Investor Contact:

Bryan Crutchfield
Director of Investor Relations
(917) 443-9336
crutch@1800cheapseats.com